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EXHIBIT 99.1

              CITIZENS HOLDING COMPANY EARNINGS FOR 2002 UP 12.4%

PHILADELPHIA, Miss.--(BUSINESS WIRE)--April 23, 2002--Citizens Holding Company (Amex:CIZ) announced today results of operations for the three months ended March 31, 2002.

Net income for the three months ended March 31, 2002 increased 12.4% to $1.545 million, or $0.31 per share-basic and diluted, compared to $1.374 million, or $0.28 per share-basic and $0.27 per share-diluted for the same quarter last year. Net interest income, after the provision for loan losses for the quarter, was approximately 22.8% higher compared to same quarter last year. The net interest margin increased to 4.61% in the first quarter of 2002 from 4.32% in
the same period in 2001.   Non-interest income grew 12.2% as a result of
increased fee income on deposit accounts and other fee income. Non-interest expenses increased as a result of personnel and occupancy costs and amortization expense associated with the Forest and Decatur, Mississippi branches acquired in July 2001, and normal costs increases related to growth of the bank.

Total assets as of March 31, 2002 increased $32.6 million, or 7.6%, compared to December 31, 2001. Deposits increased $31.8 million, or 8.8%, as many customers have turned to bank deposits as a more attractive investment. Loans during this period grew $8.9 million, or 3.4%.

Steve Webb, Chairman, President and CEO stated, "We are pleased with the increase in net income for the first quarter of 2002. The acquisitions of the Forest and Decatur Branches are complete and they have contributed to the increases in net income along with the improvements in our net interest margin."

Adjusted for the three for two split of January 2, 2002, the Company's dividend of $0.12 per share for the first quarter of 2002 represents an increase of 44.6% over the dividends paid in the first quarter of 2001.

Citizens Holding Company (the "Company") is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has sixteen banking locations in seven counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company's transfer agent is American Stock Transfer & Trust Company.
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This release includes "forward-looking statements" within the meaning of Section
27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company's financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company's and the bank's business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operate; (b) changes in the legislative and regulatory environment that negatively impact the Company and bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the federal Reserve Board in response to changing economic conditions;
(f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company's market area and (h) other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

                            Citizens Holding Company
                              Financial Highlights
                 (amounts in thousands, except per share data)
                                  (Unaudited)

                                                     Three Months and
                                                       Year-to-Date
                                                      Ended March 31
                                                 2002                2001
                                                --------------------------
Interest income and fees                        $7,030              $7,267
Interest expense                                 2,465               3,620
                                                --------------------------
   Net interest income                           4,565               3,647

Provision for loan losses                          234                 120
   Net interest income after
     provision for loan losses                   4,331               3,527

Non-interest income                              1,006                 897
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Non-interest expense                             3,043               2,416
                                             -----------------------------
   Net income before taxes                       2,294               2,008
Income taxes                                       749                 634
                                             -----------------------------
     Net income                                 $1,545              $1,374
                                             =============================
Earnings per share - basic                      $ 0.31              $ 0.28
                                             =============================
Earnings per share - diluted                    $ 0.31              $ 0.27
                                             =============================
Average shares outstanding-basic             4,963,125           4,963,125

Average shares outstanding-diluted           4,995,035           4,973,516

                                               As of               As of
                                             March 31,          December 31,
                                                2002                2001
                                            --------------------------------
Balance Sheet Data:
     Total assets                             $459,815            $427,213
     Total earning assets                      416,415             394,315
     Loans net of unearned                     273,194             264,278
     Allowance for loan losses                  -3,375              -3,375
     Total deposits                            391,092             359,309
     Long term borrowings                       16,521              14,629
     Shareholders' equity                       47,952              47,182
     Book value per share                     $   9.66            $   9.51
     Dividends paid                           $  0.120            $  0.383

Average Balance Sheet Data:
     Total assets                             $441,147            $403,881
     Total earning assets                      406,904             361,520
     Loans net of unearned                     269,881             255,185
     Total deposits                            372,272             327,536
     Long term borrowings                       16,633              14,815
     Shareholders' equity                       48,331              47,664

Non-performing assets:
     Non-accrual loans                           1,080                 419
     Loans 90+ days past due                     2,290               2,918
     Other real estate owned                       577                 340

Net charge-off as a percentage
     average loans                                0.09%               0.42%
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Performance Ratios:
     Return on average assets                     1.40%               1.41%
     Return on average equity                    12.79%              11.98%

Net interest margin (tax equivalent)              4.61%               4.32%

Contact:

Citizens Holding Company, Philadelphia
Robert T. Smith, 601/656-4692
Rsmith@netdoor.com